Exhibit 99.2


     AUBURY                                  Contact Information:  Stacey Yonkus
----------------                                               Asbury Automotive
AUTOMOTIVE GROUP                                                    203-356-4424
                                                         INVESTOR@ASBURYAUTO.COM
                                                         -----------------------



                       ASBURY AUTOMOTIVE GROUP ANNOUNCES
                           STOCK REPURCHASE PROGRAM


STAMFORD, Conn. - October 30, 2002 - Asbury Automotive Group, Inc. (NYSE:
ABG), one of the largest automotive retail and service companies in the U.S., today announced that its Board of Directors has authorized the Company to expend up to $15 million to repurchase outstanding shares of its common stock. Purchases may be made from time to time, in the open market or in privately negotiated transactions. As of September 30, 2002, Asbury Automotive had 34,000,000 shares outstanding.

"We believe Asbury shares are significantly undervalued in the marketplace," said Kenneth B. Gilman, President and CEO. "This stock repurchase program represents an opportunity for us to increase earnings per share and enhance shareholder value."

At present, the Company is limited as to the number of shares it may purchase in order to be in compliance with the Company's Credit Agreement and the indenture related to the Company's Senior Subordinated Notes issued earlier this year. As a result, the Company may currently purchase up to $15 million worth of shares.

About Asbury Automotive Group

Asbury Automotive Group, Inc., headquartered in Stamford, Connecticut, is one of the largest automobile retailers in the U.S., with 2001 revenues of $4.3 billion. Built through a combination of organic growth and a series of strategic acquisitions over the past six years, Asbury now operates through nine geographically concentrated, individually branded "platforms." These platforms operate 90 retail auto stores, encompassing 128 franchises for the sale and servicing of 36 different brands of American, European and Asian automobiles. Asbury believes that its product mix includes one of the highest proportions of luxury and mid-line import brands among leading U.S. automotive public retailers. The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to goals, plans and projections regarding the Company's financial position, results of operations, market position, product development and business strategy. These statements are based on management's current expectations and involve

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significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, the Company's relationships with vehicle manufacturers and other suppliers, risks associated with the company's substantial indebtedness, risks related to pending and potential future acquisitions, general economic conditions both nationally and locally and governmental regulations and legislation. There can be no guarantees the Company's plans for future operations will be successfully implemented or that they will prove to be commercially successful. These and other risk factors are discussed in the Company's registration statement on Form S-1 and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.